MARATHON OIL CORPORATION REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

HOUSTON, August 1, 2006 – Marathon Oil Corporation (NYSE: MRO) today reported second quarter 2006 net income of $1.748 billion, or $4.80 per diluted share. Net income in the second quarter 2005 was $673 million, or $1.92 per diluted share. For the second quarter of 2006, net income adjusted for special items was $1.515 billion, or $4.16 per diluted share. For the second quarter of 2005, net income adjusted for special items was $755 million, or $2.16 per diluted share.

Earnings Highlights
	2nd Quarter Ended June 30
(Dollars in millions, except per diluted share data)	2006	2005
Net income adjusted for special items*	$1,515	$755
Adjustments for special items* (net of taxes):
Gain on sale of discontinued operations	243	—
Loss on long-term U.K. natural gas contracts	(10)	(97)
Ohio tax legislation	—	15

Net income	$1,748	$673

Net income adjusted for special items* – per diluted share	$4.16	$2.16
Net income – per diluted share	$4.80	$1.92
Revenues and other income	$18,290	$16,024
Weighted average shares, in thousands — diluted	364,160	349,918

*	See page 7 for a discussion of net income adjusted for special items.

Key Events
Exploration and Production

•	Completed sale of Russian exploration and production businesses at a significant gain

•	Participated in two discoveries in deepwater Angola

•	Was awarded operatorship of a highly sought after 1.2 million acre Indonesian exploration block

•	Completed a leasehold acquisition in the Colorado Piceance Basin with net recoverable resource estimated in excess of 900 bcf of natural gas

Refining, Marketing and Transportation

•	Achieved record refinery throughputs

•	Completed ultra-low sulfur diesel fuel modifications on time and under budget

•	Achieved 40 percent completion of front-end engineering and design (FEED) for the proposed 180,000 bpd expansion of the Garyville, La. refinery

•	Signed letter of intent to form a joint venture that could develop a number of ethanol plants

Integrated Gas

•	Further advanced Equatorial Guinea LNG train 1 project to 87 percent completion, first shipment now expected in mid-2007

Corporate

•	Repurchased 7.3 million common shares year-to-date at a cost of $554 million

•	Announced acceleration of the previously announced $2 billion share buy back program

“During the second quarter 2006, Marathon continued to benefit from strong operational performances in both our upstream and downstream businesses, while maintaining our focus on key safety and environmental goals. Our strong operational performance was complemented by substantial investments in all segments of our Company,” said Clarence P. Cazalot, Jr., Marathon president and CEO. “Since January 2005, Marathon has invested more than $9 billion across all segments of the Company, which is significantly in excess of Marathon’s net income of approximately $5.6 billion over this same 18-month period. During this time, we have continued to advance our major projects around the world. These projects and future investments will help Marathon meet the energy needs of our customers while adding long-term shareholder value.”

Segment Results
In early June, Marathon completed the sale of its Russian oil exploration and production businesses in the Khanty-Mansiysk region of western Siberia to OAO LUKOIL, for a total transaction value of $787 million plus working capital and other closing adjustments, netting an after-tax gain of $243 million. The activities of these businesses have been reported as discontinued operations and therefore have been excluded from segment results for all periods presented in this release.

Effective January 1, 2006, Marathon revised its measure of segment income to reflect the effects of minority interests and income taxes related to the segments. In addition, the results of activities primarily associated with the marketing of the Company’s equity natural gas production, which had been presented as part of the Integrated Gas segment prior to 2006, are now included in the Exploration and Production segment. Segment information for all periods presented in this release reflect these changes.

Total segment income was $1.593 billion in the second quarter 2006, compared with $820 million in the second quarter 2005.

	2nd Quarter Ended June 30
(Dollars in millions)	2006	2005
Segment Income
Exploration & Production (E&P)
United States	$243	$258
International	416	246

Total E&P	659	504
Refining, Marketing & Transportation	917	316
Integrated Gas	17	—

Segment Income **	$1,593	$820

** See Preliminary Supplemental Statistics on page 12 for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production
Upstream segment income totaled $659 million in the second quarter 2006, compared to $504 million in the second quarter 2005. The increase was primarily due to higher hydrocarbon sales prices and liquid hydrocarbon volumes. Reported sales volumes during the quarter averaged 392,000 barrels of oil equivalent per day (boepd) compared to production available for sale of 353,000 boepd. Both of these daily volumes exclude approximately 20,000 boepd from Russian operations which, as discussed above, are not reflected in segment income but in discontinued operations.

The difference between the 353,000 boepd available for sale and the 392,000 boepd of sales from continuing operations resulted primarily from the timing of international crude oil liftings. At the end of the first quarter 2006, the Company had an underlift balance from international operations of approximately 4 million barrels. During the second quarter 2006, the Company was overlifted by 3.5 million barrels, of which 1.8 million was attributed to Libya. As a result, the Company is in a relatively balanced position on liftings versus production on a worldwide basis at the end of the second quarter 2006.

Marathon estimates 2006 average daily production available for sale to be 350,000 to 370,000 boepd. This estimate excludes Russia, which has been treated as a discontinued operation, and excludes the impact of any future acquisitions or dispositions.

United States upstream income was $243 million in the second quarter 2006, compared to $258 million in the second quarter 2005. The lower income in second quarter 2006 is primarily a result of lower natural gas sales volumes and prices. The lower volumes were due largely to the watering out of the Camden Hills field in the Gulf of Mexico early in the first quarter of this year. Also contributing to the lower income was higher dry well expense in the second quarter 2006 and business interruption insurance proceeds associated with damage from Hurricane Ivan in the second quarter 2005. These income decreases were partially offset by higher liquid hydrocarbon prices.

International upstream income was $416 million in the second quarter 2006, compared to $246 million in the second quarter 2005. The increase was primarily a result of higher hydrocarbon prices and higher liquid hydrocarbon sales volumes due to the resumption of production in Libya and the benefit of a full quarter of the condensate expansion project in Equatorial Guinea. This increase was partially offset by higher international income taxes.

	2nd Quarter Ended June 30
	2006	2005
Key Production Statistics

Sales

United States – Liquids (mbpd)	78.5	85.5

United States – Gas (mmcfpd)	523.5	579.2

International – Liquids (mbpd)	180.0	109.3

International – Gas (mmcfpd)	277.5	313.4

Sales from Continuing Operations (mboepd)	392.0	343.6

Discontinued Operations (mboepd)	20.3	24.3

Total Sales (mboepd)	412.3	367.9

Marathon continues to advance its major projects. At the end of the second quarter 2006, the Alvheim project in Norway was 64 percent complete and on target to deliver first production in the first quarter of 2007. As part of this project, Alvheim development drilling commenced in the second quarter 2006. Installation of pipelines and umbilicals has been completed and additional subsea structures are currently being installed. In addition, the first phase of the module lifts onto the Alvheim floating production, storage and offloading (FPSO) vessel has been completed and integration of all FPSO components is proceeding.

The Neptune development in the Gulf of Mexico was 28 percent complete at the end of the second quarter 2006, and remains on target to deliver first production by early 2008. Development drilling began in the second quarter 2006 and will continue through first oil.

Marathon recently completed a leasehold acquisition of a long-life natural gas asset in the Piceance Basin of Colorado estimated to contain in excess of 900 billion cubic feet (bcf) of net recoverable natural gas resource. The acreage is located in Garfield County in the Greater Grand Valley Field Complex and is flanked by, and on-trend with, adjacent production. Marathon acquired this leasehold in a cash transaction valued at $354 million. The Company plans to drill approximately 700 wells over the next 10 years with the potential to add nearly 180 million net cubic feet per day of natural gas production by 2014. First production is expected in late 2007.

In the exploration program year-to-date, Marathon has four discoveries out of eight exploration wells, three in Angola and one in Norway. During the second quarter of 2006, Marathon participated in two deepwater discoveries in Block 31 offshore Angola, where Marathon holds a 10 percent interest. These two discoveries were the Urano prospect and a yet to be announced exploration well in the southeast portion of the block. Additional drilling/seismic analysis will be required to determine commerciality of these two discoveries. The other two discoveries, announced in the first quarter 2006, are the Mostarda well on Block 32 offshore Angola, where Marathon has a 30 percent interest, and the Gudrun well offshore Norway, in which Marathon has a 28.2 percent interest.

Marathon expects to participate in seven to eight additional exploration wells during 2006, bringing the total anticipated exploration wells for the year to 15 to 16. Three to four additional exploration wells originally expected to be drilled in 2006 are now expected to be carried over to 2007. Marathon is currently participating in an appraisal well at the Stones discovery in the Gulf of Mexico and three wells in deepwater Angola.

Also in the second quarter, Marathon was awarded a 70 percent interest and will be the operator in the highly sought after Pasangkayu Block offshore Indonesia. This 1.2 million acre block is located mostly in deepwater. It is anticipated that a production sharing contract will be signed during the third quarter 2006. Seismic activity is expected to commence in 2007, followed by drilling in 2008 and 2009.

Refining, Marketing and Transportation
Downstream segment income was $917 million in the second quarter 2006, compared to $316 million in the second quarter 2005. Downstream segment income for the second quarter 2006 benefited from the June 30, 2005 minority interest acquisition.

A key driver of the increase in segment income was the Company’s refining and wholesale marketing gross margin which averaged 29.78 cents per gallon in the second quarter 2006 versus 15.92 cents in the comparable 2005 quarter. This margin improvement was consistent with the improvement in the Midwest (Chicago) and the U.S. Gulf Coast crack spreads in the second quarter 2006 compared to the same quarter last year. Crude oil refined during the second quarter 2006 averaged a record 1,038,000 bpd, 26,100 bpd higher than during the second quarter 2005. In addition, total refinery throughputs totaled a record 1,244,800 bpd for the second quarter 2006, approximately 5 percent higher than the 1,186,500 bpd during the second quarter 2005. Marathon was able to achieve both of these throughput records primarily as a result of the expansion of its Detroit refinery from 74,000 to 100,000 bpd that was completed during the fourth quarter 2005.

Speedway SuperAmerica’s (SSA) gasoline and distillate gross margin averaged 10.19 cents per gallon during the second quarter of 2006, down from the 12.11 cents per gallon realized in the second quarter 2005. SSA increased same store merchandise sales by 8.7 percent during the same period.

	2nd Quarter Ended June 30
	2006	2005
Key Refining, Marketing & Transportation Statistics

Crude Oil Refined (mbpd)	1,038.0	1,011.9

Other Charge and Blend Stocks (mbpd)	206.8	174.6

Total Refinery Inputs (mbpd)	1,244.8	1,186.5

Refined Product Sales Volumes (mbpd)***	1,461.3	1,477.2

Refining and Wholesale Marketing Gross Margin ($/gallon)***	$0.2978	$0.1592

***On April 1, 2006, Marathon changed its accounting for matching buy/sell arrangements as a result of a new accounting standard. This change resulted in lower refined product sales volumes and a higher refining and wholesale marketing gross margin for the second quarter of 2006 than would have been reported under the previous accounting practices. See Selected Notes to Consolidated Financial Statements on page 11.

Marathon completed its ultra-low sulfur diesel fuel modifications on time and under budget during the second quarter 2006 and began producing ultra-low sulfur diesel fuel prior to the June 1, 2006 deadline. These modifications substantially complete the approximately $875 million in capital projects the Company began in 2002 to comply with the Tier II gasoline and on-road diesel requirements of the Clean Air Act that became effective on June 1, 2006.

In addition, Marathon and The Andersons, Inc. recently announced that the companies have signed a letter of intent which could lead to the formation of a joint venture that would construct and operate a number of ethanol plants. The formation of the joint venture and other related activities are subject to the negotiation and execution of definitive agreements.

Marathon is approximately 40 percent complete with the FEED of the proposed 180,000 barrel per day expansion of its Garyville, La. refinery, with process design scope complete. The FEED estimate is expected to be completed in the fourth quarter 2006. The applications for all the necessary environmental permits have been submitted and approval is expected by year-end. Marathon’s expenditure commitments for the Garyville expansion project in 2006 total approximately $170 million, including both FEED costs and the procurement of certain long-lead time process unit components.

The estimated cost of the expansion has been revised to approximately $3 billion. The primary reason for the cost increase from the previous $2.2 billion estimate is due to an increase in the processing unit capacities and tankage to help optimize the overall profitability of the project. Additional tanks have been added to the scope of the project to provide increased crude supply options, along with added gasoline and diesel grade segregation, to better serve water-bound cargoes, to support on-going product quality and to better position the refinery for market opportunities. Engineering and construction costs account for the majority of the remaining increase as both labor and material costs have continued to increase significantly over the last year.

Marathon believes the proposed Garyville expansion is a leading major refinery expansion project in the U.S. due to capital efficiency, integration synergies, proximity to both supply and product distribution infrastructure and low operating costs. If this project is approved by Marathon’s Board of Directors, and the necessary permits are received by year-end, construction could commence around mid-2007.

Integrated Gas
Integrated gas segment income was $17 million in second quarter 2006, compared to breakeven results in second quarter 2005. Income from domestic LNG activities increased in the second quarter 2006, due largely to revenues associated with our re-gas facility at Elba Island.

The Equatorial Guinea LNG train 1 project moved further ahead of schedule with LNG shipments now expected to start in mid-2007. At the end of the second quarter 2006, the project was approximately 87 percent complete on an engineering, procurement and construction (EPC) basis. Marathon holds a 60 percent interest in Equatorial Guinea LNG Holdings Limited.

Corporate
In January 2006, Marathon announced a $2 billion share repurchase plan. Through the second quarter of 2006, Marathon has repurchased approximately 7.3 million of its common shares at a cost of $554 million. Marathon recently announced an acceleration of this plan and currently anticipates repurchasing $1.5 billion of its common stock by December 31, 2006, with the balance of the $2 billion authorized program to be completed in 2007. This program may be changed based on the Company’s financial condition or changes in market conditions and is subject to termination prior to completion.

Annually, the Corporation determines its income tax provision by aggregating income taxes arising from each jurisdiction in which it operates. In interim periods, the income tax provision is determined by applying an estimate of the Corporation’s annual effective tax rate to quarterly pre-tax earnings. This tax accounting method can result in volatility in segment income quarter over quarter.

Special Items
Marathon has two long-term natural gas sales contracts in the United Kingdom that are accounted for as derivative instruments. Mark-to-market changes in the valuation of these contracts must be recognized in current period income. During the second quarter 2006, the non-cash after-tax mark-to-market loss on these two long-term gas sales contracts related to Marathon’s Brae gas production totaled $10 million. Due to the volatility in the fair value of these contracts, Marathon consistently excludes these non-cash gains and losses from “net income adjusted for special items.”

As previously discussed in this release, in June 2006, Marathon sold its Russian oil exploration and production businesses for $787 million plus working capital and other closing adjustments. An after-tax gain of $243 million on the sale was included in discontinued operations for the second quarter 2006. This gain has been excluded from “net income adjusted for special items.”

The Company will conduct a conference call and webcast today, August 1, 2006, at 1 p.m. EDT during which it will discuss second quarter 2006 results. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon Web site at www.marathon.com. Replays of the webcast will be available through August 16, 2006. Quarterly financial and operational information is also provided on Marathon’s Web site at http://www.marathon.com/Investor_Center/Investor_Relations/ in the Quarterly Investor Packet.

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In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon’s ongoing operations. Reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release. “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP. Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon’s financial performance between periods. Management also uses “net income adjusted for special items” to compare Marathon’s performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas and condensate production and sales, the development of the Alvheim field, the Neptune development, anticipated future drilling activity, a proposed joint venture that would construct and operate ethanol plants, the Garyville expansion project under evaluation, an LNG project in Equatorial Guinea, and the common stock repurchase program. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas and condensate production and sales, the development of the Alvheim field and Neptune, and anticipated future drilling activity include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, regulatory constraints, inability or delay in obtaining government and third-party approvals and permits, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Worldwide production and sales could also be affected by the occurrence of acquisitions or dispositions of oil and gas properties. Factors that could affect ethanol plant construction, management and development and the proposed Garyville expansion project include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, necessary government and third-party approvals, and other risks customarily associated with construction projects. The proposed Garyville project may be further affected by results of the FEED work, Marathon board approval, and crude oil supply. Factors that could affect the LNG project include unforeseen problems arising from construction, inability or delay in obtaining necessary government and third-party approvals, unanticipated changes in market demand or supply, environmental issues, availability or construction of sufficient LNG vessels, and unforeseen hazards such as weather conditions. The common stock repurchase program could be affected by changes in prices of and demand for crude oil, natural gas and refined products, actions of competitors, disruptions or interruptions of the Company’s production or refining operations due to unforeseen hazards such as weather conditions or acts of war or terrorist acts, and other operating and economic considerations. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2005, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Cautionary Note to U.S. Investors – The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Marathon Oil Corporation uses certain terms in this press release, such as estimated bcf of net recoverable resources of natural gas, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosures in Marathon’s periodic filings with the SEC, available from us at 5555 San Felipe, Houston, Texas 77056 and the Company’s Web site at www.marathonoil.com. You can also obtain this information from the SEC by calling 1-800-SEC-0330.

Media Relations Contact:	Scott Scheffler	713-296-4102
Investor Relations Contacts:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140

Condensed Consolidated Statements of Income (Unaudited)
	2nd Quarter Ended June 30		Six Months Ended June 30
(Dollars in millions, except per share data)	2006	2005	2006	2005
Revenues and Other Income:
Sales and other operating revenues (including consumer excise taxes)	$15,962	$12,009	$28,862	$21,796
Revenues from matching buy/sell transactions	1,806	3,565	5,012	6,374
Sales to related parties	411	368	723	651
Income from equity method investments	97	45	189	84
Net gains on disposal of assets	5	23	16	34
Other income, net	9	14	27	40

Total revenues and other income	18,290	16,024	34,829	28,979

Costs and Expenses:
Cost of revenues (excludes items below)	11,628	9,255	21,387	16,936
Purchases related to matching buy/sell transactions	1,750	3,442	4,983	6,274
Purchases from related parties	47	63	98	119
Consumer excise taxes	1,277	1,210	2,442	2,294
Depreciation, depletion and amortization	369	321	769	631
Selling, general and administrative expenses	308	268	595	527
Other taxes	91	78	188	157
Exploration expenses	66	36	137	66

Total costs and expenses	15,536	14,673	30,599	27,004

Income from Operations	2,754	1,351	4,230	1,975
Net interest and other financing costs (income)	(9)	35	14	68
Minority interests in income (loss) of:
Marathon Petroleum Company LLC	—	314	—	384
Equatorial Guinea LNG Holdings Limited	(2)	—	(5)	(1)

Income from Continuing Operations before Income Taxes	2,765	1,002	4,221	1,524
Provision for income taxes	1,281	334	1,966	533

Income from Continuing Operations	1,484	668	2,255	991
Discontinued operations	264	5	277	6

Net Income	$1,748	$673	$2,532	$997

Income from Continuing Operations
Per share — basic	$4.11	$1.93	$6.21	$2.86
Per share – diluted	$4.07	$1.91	$6.16	$2.84
Net Income
Per share — basic	$4.84	$1.94	$6.97	$2.88
Per share – diluted	$4.80	$1.92	$6.91	$2.86
Dividends paid per share	$0.40	$0.28	$0.73	$0.56
Weighted average shares, in thousands
Basic	360,860	347,075	362,973	346,541
Diluted	364,160	349,918	366,298	349,228

Selected Notes to Financial Statements (Unaudited)

1.	On April 1, 2006, Marathon changed its accounting for matching buy/sell arrangements that are entered into or modified on or after April 1, 2006, as a result of a new accounting standard. In a typical matching buy/sell transaction, Marathon enters into a contract to sell a particular grade of crude oil or refined product at a specified location and date to a particular counterparty and simultaneously agrees to buy a particular grade of the same commodity at a specified location on the same or another specified date from the same counterparty. Prior to this change in accounting, Marathon recorded such matching buy/sell transactions in both revenues and cost of revenues as separate sales and purchase transactions. Upon adoption, these transactions are accounted for as exchanges of inventory. Transactions arising from matching buy/sell arrangements entered into before April 1, 2006 will continue to be reported as separate sales and purchase transactions.

This change in accounting will not have a material effect on net income. However, the amount of revenues recognized in the second quarter of 2006 and subsequent periods will be less than the amount that would have been recognized under previous accounting practices. Cost of revenues will decrease by an amount nearly equal to the decrease in revenues.

2.	On June 2, 2006, Marathon sold its Russian oil exploration and production businesses in the Khanty-Mansiysk region of western Siberia. The activities of the Russian businesses have been reported as discontinued operations in the consolidated statements of income for all periods presented. The segment information for all presented periods excludes the amounts for these Russian operations.

Preliminary Supplemental Statistics (Unaudited)
	2nd Quarter Ended June 30		Six Months Ended June 30
(Dollars in millions, except as noted)	2006	2005	2006	2005
Segment Income
Exploration & Production
United States	$243	$258	$488	$435
International	416	246	636	403

Total E&P	659	504	1,124	838
Refining, Marketing & Transportation	917	316	1,236	390
Integrated Gas	17	—	25	22

Segment Income	1,593	820	2,385	1,250
Items not allocated to segments, net of taxes:
Gain (loss) on long-term U.K. natural gas contracts	(10)	(97)	35	(130)
Ohio tax legislation	—	15	—	15
Discontinued operations	264	5	277	6
Corporate and other unallocated items	(99)	(70)	(165)	(144)

Net Income	$1,748	$673	$2,532	$997
Capital Expenditures
Exploration & Production	$463	$296	$821	$566
Refining, Marketing & Transportation(a)	200	166	304	302
Integrated Gas(b)	70	183	164	308
Discontinued Operations	19	23	45	47
Corporate	2	2	19	3

Total	$754	$670	$1,353	$1,226
Exploration Expense
United States	$41	$24	$69	$41
International	25	12	68	25

Total	$66	$36	$137	$66

Preliminary Supplemental Statistics (Unaudited) (continued)
	2nd Quarter Ended June 30		Six Months Ended June 30
(Dollars in millions, except as noted)	2006	2005	2006	2005
Operating Statistics
Liquid Hydrocarbon Sales (mbpd)(c)
United States	78.5	85.5	79.3	78.6
Europe	46.7	48.8	38.4	40.1
Africa	133.3	60.5	102.5	48.4

Total International	180.0	109.3	140.9	88.5
Worldwide Continuing Operations	258.5	194.8	220.2	167.1
Discontinued operations	20.3	24.3	24.8	24.2

Worldwide	278.8	219.1	245.0	191.3

Natural Gas Sales (mmcfd)(c)(d)
United States	523.5	579.2	542.3	574.8
Europe	225.8	205.2	286.2	288.0
Africa	51.7	108.2	69.6	95.9

Total International	277.5	313.4	355.8	383.9

Worldwide	801.0	892.6	898.1	958.7
Sales from Continuing Operations (mboepd)	392.0	343.6	369.8	326.8
Sales from Discontinued Operations (mboepd)	20.3	24.3	24.8	24.2

Total Sales (mboepd)	412.3	367.9	394.6	351.0
Average Realizations(e)
Liquid Hydrocarbons ($ per net bbl)
United States	$59.80	$42.22	$54.52	$40.52
Europe	67.52	49.77	65.43	48.06
Africa	65.14	46.53	60.36	45.31
Total International	65.76	47.98	61.74	46.55
Worldwide Continuing Operations	63.95	45.45	59.14	43.71
Discontinued operations	39.80	34.50	38.38	29.69
Worldwide	$62.19	$44.23	$57.04	$41.94
Natural Gas ($ per net mcf)
United States	$5.35	$5.76	$6.02	$5.36
Europe	6.32	4.78	7.13	4.95
Africa	0.25	0.26	0.25	0.25
Total International	5.19	3.22	5.78	3.78
Worldwide	$5.29	$4.87	$5.93	$4.73

Preliminary Supplemental Statistics (Unaudited) (continued)
	2nd Quarter Ended		Six Months Ended
	June 30		June 30
(Dollars in millions, except as noted)	2006	2005	2006	2005
Refinery Runs (mbpd)
Crude Oil Refined	1,038.0	1,011.9	968.2	967.3
Other Charge and Blend Stocks	206.8	174.6	227.9	173.0

Total	1,244.8	1,186.5	1,196.1	1,140.3
Refined Product Yields (mbpd)
Gasoline	662.7	635.9	654.1	606.3
Distillates	321.6	327.3	305.8	309.5
Propane	24.3	23.1	22.4	21.1
Feedstocks and Special Products	124.8	97.5	116.2	106.9
Heavy Fuel Oil	24.8	19.7	24.4	26.2
Asphalt	101.7	97.3	88.5	84.7

Total	1,259.9	1,200.8	1,211.4	1,154.7
Refined Product Sales Volumes (mbpd)(f)(g)	1,461.3	1,477.2	1,439.1	1,423.7
Matching buy/sell volumes included in refined product sales volumes (mbpd)(g)	11.4	87.0	46.8	83.7
Refining and Wholesale Marketing Gross Margin ($/gallon)(h)	$0.2978	$0.1592	$0.2077	$0.1158
Speedway SuperAmerica LLC
Number of SSA retail outlets	1,637	1,647	—	—
SSA Gasoline and Distillate Sales(i)	816	822	1,592	1,567
SSA Gasoline and Distillate Gross Margin ($/gallon)	$0.1019	$0.1211	$0.1037	$0.1138
SSA Merchandise Sales	$690	$645	$1,300	$1,205
SSA Merchandise Gross Margin	$171	$163	$319	$306

(a) Includes MPC at 100 percent.

(b) Includes Equatorial Guinea LNG Holdings at 100 percent.

(c) Amounts represent net sales after royalties, except for Ireland where amounts are before royalties.

(d) Includes natural gas acquired for injection and subsequent resale of 59.9 mmcfd and 22.4 mmcfd in the second quarters of 2006 and 2005, and 50.3 mmcfd and 21.5 mmcfd for the first six months of 2006 and 2005. Effective July 1, 2005, the methodology for allocating sales volumes between natural gas produced from the Brae complex and third-party natural gas production was modified, resulting in an increase in volumes representing natural gas acquired for injection and subsequent resale.

(e) Excludes gains and losses on traditional derivative instruments and the unrealized effects of long-term U.K. natural gas contracts that are accounted for as derivatives.

(f) Total average daily volumes of all refined product sales to wholesale, branded and retail (SSA) customers.

(g) As a result of the change in accounting for matching buy/sell arrangements on April 1, 2006, the reported sales volumes will be lower than the volumes determined under the previous accounting practices. See Selected Notes to Consolidated Financial Statements on page 11.

(h) Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation. As a result of the change in accounting for matching buy/sell transactions on April 1, 2006, the resulting per gallon statistic will be higher than the statistic that would have been calculated from amounts determined under previous accounting practices. See Selected Notes to Consolidated Financial Statements on page 11.

(i) Millions of gallons.